Exhibit 10.1
Form of Performance Shares Agreement for LTI Plan Awards
June 2013

LAYNE CHRISTENSEN COMPANY
2006 EQUITY  INCENTIVE PLAN

Performance Shares Agreement

Date of Grant:	________________

Number of Performance Shares Granted:	________________

This Award Agreement dated _____________________, is made by and between Layne Christensen Company, a Delaware corporation (the “Company”), and ____________________ ("Participant").

RECITALS:

A.           Effective June 8, 2006, the Company's stockholders initially approved the Layne Christensen Company 2006 Equity Incentive Plan (the "Plan") pursuant to which the Company may, from time to time, grant Performance Shares to eligible Service Providers of the Company.

B.           The Plan has been amended and restated several times and was most recently restated effective June 7, 2012.

C.           Participant is a Service Provider of the Company or one of its Affiliates and the Company desires to encourage him/her to own Shares and to give him/her added incentive to advance the interests of the Company, and desires to grant Participant Performance Shares under the terms and conditions established by the Committee.

AGREEMENT:

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.           Incorporation of Plan.  All provisions of this Award Agreement and the rights of Participant hereunder are subject in all respects to the provisions of the Plan and the powers of the Committee therein provided.  Capitalized terms used in this Award Agreement but not defined shall have the meaning set forth in the Plan.

2.           Grant of Performance Shares.  Subject to the conditions and restrictions set forth in this Award Agreement and in the Plan, the Company hereby grants to Participant and credits to a separate account maintained on the books of the Company ("Account") that number of Performance Shares identified above opposite the heading "Number of Performance Shares Granted" (the "Performance Shares").  Each Performance Share shall represent Participant's conditional right to receive a percentage of a Share (the "Payout Percentage," which may be less than, equal to, or greater than 100%) on the Performance Shares' "Settlement Date" if the applicable performance and time-vesting requirements set forth in this Award Agreement are satisfied.  Participant's interest in the Account shall make him or her only a general, unsecured creditor of the Company.  Neither the Performance Shares nor Participant's rights thereto may be sold, transferred, gifted, bequeathed, pledged, assigned, or otherwise alienated or hypothecated, voluntarily or involuntarily.  The rights of Participant with respect to each Performance Share shall remain forfeitable at all times prior to the Settlement Date of such Performance Share.

3.           Settlement of Performance Shares.  Following the end of the Performance Period (described below) and after the Committee has determined and certified the actual level of goal achievement of the performance goals, the Performance Shares shall be settled by delivering to Participant or his or her beneficiary, as applicable, a number of Shares equal to the achieved Payout Percentage multiplied by the Performance Shares then held by Participant which are vested in accordance with this Section 3.  Except as specifically provided elsewhere under the Plan, the Performance Shares subject to this Award Agreement shall become vested and be settled on (or within the 30-day period following) the date of such Committee determination and certification (each a "Settlement Date") as described below and based on the level of goal achievement during the performance period from __________ to __________ (the "Performance Period"):

[**Insert applicable vesting and performance conditions/goals**]

4.           Cancellation of Performance Shares; Delayed Vesting on Account of Retirement.  Unless otherwise provided in this Section 4 or in the Plan, if, prior to the Settlement Date, Participant's position as a Service Provider to the Company or any of its Affiliates is terminated, Participant shall thereupon immediately forfeit any and all unsettled Performance Shares and Participant shall have no further rights under this Award Agreement.  For purposes of this Award Agreement, the transfer of employment between the Company and any of its Affiliates (or between Affiliates) shall not constitute a termination of Participant's position as a Service Provider.

Notwithstanding the foregoing, if before the Settlement Date the Participant's position as a Service Provider with the Company or any Affiliate terminates on account of Participant's Retirement, then none of the Performance Shares shall be forfeited at the time of such Retirement and, provided that one or more of the above performance conditions are satisfied, on the Settlement Date, a number of Performance Shares equal to the Vesting Fraction (as defined below) multiplied by the number of Performance Shares that ultimately would have been settled on the Settlement Date if, but for the Retirement, Participant had remained employed through the Settlement Date (rounded up to the nearest whole share) shall be settled and the remaining Performance Shares will be forfeited.  The “Vesting Fraction” shall be a fraction, the numerator of which shall be the number of days from the Date of Grant to the date of Participant's Retirement and the denominator of which shall be the number of days during the applicable Performance Period.  For purposes of this Agreement, "Retirement" means the Participant's termination from all employment after attaining the age of 60 and after having been employed by the Company or one of its Affiliates for five years or more.

5.           Dividends and Voting.  Before any Performance Shares' Settlement Date, Participant shall be entitled to receive dividend equivalent payments for any dividends paid by the Company on Shares, whether payable in stock, in cash or in kind, or other distributions, declared as of a record date that occurs on or after the Date of Grant hereunder and prior to any cancellation or settlement of such Performance Shares, provided, however, that any such dividend equivalent payments shall be held in escrow by the Company and, be subject to the same rights, restrictions on transfer, and conditions applicable to the underlying Performance Shares.  Participant shall only be entitled to receive a payment of any accrued dividend equivalent payments on that number of Performance Shares that ultimately vests on the Settlement Date and, in the event of cancellation of any or all of the Performance Shares due to either Participant's termination of employment before the Settlement Date (other than a Retirement) or the above-described performance conditions not having been met, Participant will forfeit all dividend equivalent payments held in escrow and relating to the underlying forfeited Performance Shares.  Participant will have no voting rights with respect to any of the Performance Shares.  Any payment relating to accrued dividend equivalent payments will be paid within 30 days of the Settlement Date.

6.           Withholding with Stock.  Unless specifically denied by the Committee, Participant may elect to pay all minimum required amounts of tax withholding, or any part thereof, by electing that the Company withhold from the settlement of Shares otherwise eligible to be issued pursuant to this Award Agreement, Shares having a value equal to the minimum amount required to be withheld under federal, state or local law or such lesser amount as may be elected by Participant. The value of Shares to be withheld by the Company shall be based on the Fair Market Value of the Stock on the date that the amount of tax to be withheld is to be determined (the “Tax Date”), as determined by the Committee. Any such elections by Participant to have Shares withheld for this purpose will be subject to the following restrictions:

(a)           All elections must be made prior to the Tax Date;

(b)           All elections shall be irrevocable; and

(c)           If Participant is an officer or director of the Company within the meaning of Section 16 of the 1934 Act (“Section 16”), Participant must satisfy the requirements of such Section 16 and any applicable rules thereunder with respect to the use of Stock to satisfy such tax withholding obligation.

7.           Titles.  Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

8.           Amendment.  Subject to Section 10, this Award Agreement may be amended only by a writing executed by the parties hereto which specifically states that it is amending this Award Agreement.

9.           Governing Law.  The laws of the State of Delaware will govern the interpretation, validity and performance of this Award Agreement regardless of the law that might be applied under principles of conflicts of laws.

10.           Section 409A Compliance.   It is the intent of the Company that all payments made under this Award Agreement will either be exempt from Section 409A of the Code and the Treasury regulations and guidance issued thereunder ("Section 409A") pursuant to the “short-term deferral” exemption or compliant with Section 409A.   Notwithstanding any provision of the Plan or this Award Agreement to the contrary, (i) this Award Agreement shall not be amended in any manner that would cause any amounts payable hereunder that are not subject to Section 409A to become subject thereto (unless they also are in compliance therewith), and the provisions of any purported amendment that may reasonably be expected to result in such non-compliance shall be of no force or effect with respect to this Award Agreement and (ii) the Company, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify this Award Agreement to reflect the intention that all payments pursuant hereto qualify for exemption from or complies with Section 409A in a manner that as closely as practicable achieves the original intent of this Award Agreement and with the least reduction, if any, in overall benefit to a Participant to comply with Section 409A on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A.  Neither the Company nor the Board makes any representation that this Award Agreement shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to this Award Agreement.

11.           Binding Effect.  Except as expressly stated herein to the contrary, this Award Agreement will be binding upon and inure to the benefit of the respective heirs, legal representatives, successors and assigns of the parties hereto.

This Award Agreement has been executed and delivered by the parties hereto.

The Company:	Participant:

Layne Christensen Company

By:___________________________	_________________________________
Name:	Name:
Title:	Address of Participant:

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